UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2016

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In June of 2016, less than 30 days from the expected commencement of dispensing its finished injectable ophthalmology formulations, Imprimis Pharmaceuticals, Inc.’s (the “Company”) Texas based facility was damaged due to a malfunction with the property’s sprinkler system. The Company commenced restoration efforts and filed claims for damages under its insurance policies, including claims related to property damage and business interruption. In spite of the Company’s previously disclosed decision to cease operations at its Texas facility, the Company’s business interruption insurance coverage provides for recovery of expected lost profits from July 2016 to a portion of October 2016.  On November 9, 2016, the Company and its insurance carrier agreed to a total payment amount for settlement of the claims of $861,410.  The payment consisted of $44,613 related to property damage and $817,797 connected to expected lost profits as a result of the damage and anticipated down time, less a $1,000 deductible.

The settlement amounts were determined through negotiation with the insurance carrier. Although based on reasonable expectations of the Company and a presentation of documentation, the business interruption recovery portion does not necessarily reflect the actual profit that might have been achieved if the Texas facility had been in operation during that specific period. The negotiated sum may have been greater or smaller depending on a multitude of factors. Investors should not take the amounts paid as a recovery as an indication of what actual revenues, expenses and profits might have been at that facility when in operation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: November 9, 2016	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer